Exhibit 99.1

Switch & Data Facilities Company, Inc.

Announces Fourth Quarter and Full Year 2006 Financial Results

•	Reports Strong Fourth Quarter and Full Year 2006 Revenue

•	Key Customer wins and expansions including, Time Warner Telecom, Limelight, and Verisign

•	Strong year for Customer acquisitions

Tampa, Florida – March 28, 2007 - Switch and Data Facilities Company, Inc. (NASDAQ:SDXC), a leading provider of network neutral interconnection and colocation services, today reported financial results for the three months and year ended December 31, 2006.

Fourth Quarter and Full Year 2006 Review

For the three months ended December 31, 2006 total revenue increased 9.5% to $29.3 million from $26.7 million in the comparable period in 2005. Total revenue was $111.8 million for the year ended December 31, 2006, a 6.1% increase over revenue of $105.4 million for the prior year ended December 31, 2005. Recurring revenue, which consists of colocation and interconnection services, was $27.9 million in fourth quarter 2006, an increase of 9.2% over the comparable period in 2005. For the full year 2006, recurring revenue increased 6.1% to $106.9 million as compared to $100.8 million the prior year. The increase in recurring revenue was primarily due to the sale of services to new and existing customers.

For fourth quarter 2006, non-recurring revenue, representing one time installation fees and services, was $1.4 million, compared to $1.2 million in the prior year. For the full year, non-recurring revenue increased to $5.0 million from $4.6 million for the year ended December 31, 2005 due to increased support services.

Cost of revenues, excluding depreciation and amortization, for the three months ended December 31, 2006 was $15.2 million as compared to $14.8 million for the three months ended December 31, 2005. For the year ended December 31, 2006 cost of revenues increased by $5.6 million, or 10.2%, to $60.4 million as compared to $54.8 million for the year ended December 31, 2005. The increase in cost of revenues was primarily due to the expansion of the Company’s facilities in several markets, including the San Francisco Bay area and New York City.

For the three months ended December 31, 2006, sales and marketing costs increased approximately 22.0% to $3.1 million from $2.5 million for the comparable quarter in 2005. Sales and marketing expenses increased 25.2% to $12.3 million for the year ended December 31, 2006 compared to $9.8 million for the year ended December 31, 2005. The increase in sales and marketing costs was due primarily to an increase in commissions and increased headcount.

General and administrative expenses declined by $0.9 million for the three months ended December 31, 2006 to $2.5 million due primarily to lower professional fees. For the year ended December 31, 2006 general and administrative expenses were $10.4 million, an increase of 8.4% over the prior year primarily due to increased headcount.

Adjusted EBITDA, which is a non-GAAP measure, and which the Company defines as operating income from operations, plus depreciation and amortization, stock-based compensation expense and other non-cash items such as deferred rent and asset impairment was $9.0 million in the fourth quarter of 2006 and $31.8 million for the 12 months ended December 31, 2006 compared to $7.4 million and $34.6 million in the comparable periods, respectively in 2005.

Capital expenditures were $4.4 million and $21.3 million in the fourth quarter and full year 2006, respectively.

Keith Olsen, CEO and President commented, “Our sales momentum continues to build on the progress we achieved in 2006. We increased billable cabinet equivalents by 15%, ended the year with over 17,500 cross connects and reduced churn to less than 1% in the fourth quarter. We believe our investments in Palo Alto, New York, Denver and Chicago have provided us the platform for growth for both our existing customers, as well as new customers.” Mr. Olsen further added, “Customers are monetizing our marketplaces, Verisign is an example of how a customer extended their services by leveraging our footprint, while delivering to the industry a leading VoIP ENUM solution. We are entering 2007 with a strong financial position, significant operational improvements and most important, the momentum to drive even better results in 2007.”

George Pollock, Jr., the Company’s CFO, also added “The net proceeds to the Company from the IPO were approximately $142 million. The financial position of the Company was materially improved as we used the majority of the proceeds to repay borrowings, reducing our long-term debt by approximately $104 million.”

Business Outlook

For the full year 2007, the Company expects total revenue to be approximately $127 million with $122 million from recurring revenue. Adjusted EBITDA is expected to be approximately $40 million. Adjusted EBITDA margins are projected to be approximately 32%.

Capital expenditures for 2007 are estimated to be in the range of $28 million to $30 million.

A reconciliation between GAAP information and non-GAAP information contained in this press release can be found in the table immediately following the Consolidated Statements of Changes in Financial Position as well as on the Company’s website in the Investor Relations section.

Switch and Data does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. The Company intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the three and twelve months ended December 31, 2005 and 2006, presented within this press release.

Conference Call Info

The Company will host a conference call to discuss fourth quarter and full year 2006 results on Wednesday, March 28, 2007 at 4:30 p.m. ET. To listen to the conference call live, please dial 1-866-277-1184 or 1-617-597-5360 (international callers) and reference Passcode 27240928. A simultaneous live webcast of the call will be available over the Internet at www.switchanddata.com under the Investor Relations section. A replay of the conference call will be available for one week beginning at 6:30 p.m. ET on Wednesday, March 28, 2007 until April 4, 2007. The replay can be accessed by calling 1-888-286-8010 or 1-617-801-6888 (international) and reference Passcode 33831864. In addition, the webcast will be archived on the Company’s website at www.switchanddata.com.

About the Company

Switch and Data is a leading provider of Internet exchange and colocation services. Based in Tampa, Florida, Switch and Data operates one of the largest footprints of neutral Internet exchange and colocation facilities in North America serving more than 850 customers. Switch and Data’s PAIX is recognized worldwide as the premier name in peering and Internet exchange services and is home to one of the largest commercial exchange points in North America. For more information, please visit http://www.switchanddata.com/.

Forward Looking Statements

Certain statements herein are “forward-looking statements”. Such forward-looking statements are not historical facts but instead reflect Switch and Data’s current expectations or beliefs concerning future events and results of operations, many of which, by their nature, are inherently uncertain and outside of Switch and Data’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. The information set forth under the caption “Business Outlook” are forward looking statements. Words such as expects, believes, estimates, anticipates and similar language indicate forward looking statements. Further information concerning Switch and Data and its business, including factors that potentially could materially affect Switch and Data's financial results and conditions, as well as its other achievements, are contained in Switch and Data's filings with the Securities and Exchange Commission. Switch and Data does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Switch & Data Facilities Company, Inc.

Consolidated Statement of Operations

($000) (Unaudited)

	For the three months ended December 31,
	2005	2006
Revenues	$26,746	$29,282

Costs and operating expenses:
Cost of revenues, exclusive of depreciation and amortization	14,846	15,198
Sales and marketing	2,541	3,101
General and administrative	3,333	2,467
Depreciation and amortization	6,022	6,106

Total costs and operating expenses	26,742	26,872

Operating income (loss)	4	2,410
Interest income	17	6
Interest expense	(3,290)	(4,048)
Loss from debt extinguishment	(769)	—
Other income (expense), net	173	(30)

Income (loss) from continuing operations before income taxes	(3,865)	(1,662)
Provision for income taxes	71	—

Loss from continuing operations	(3,794)	(1,662)
Income (loss) from discontinued operations	(38)	—

Net loss	(3,832)	(1,662)
Preferred stock accretions and dividends	(20,209)	(3,476)

Net loss, attributable to common shareholders	$(24,041)	$(5,138)

Income (loss) per share - basic and diluted:
Continuing operations, attributable to common shareholders	$(0.22)	$(0.05)
Discontinued operations	$(0.00)	$—

Net loss, attributable to common shareholders	$(0.22)	$(0.05)

Weighted average shares outstanding	107,787	107,520

Switch & Data Facilities Company, Inc.

Consolidated Statement of Operations

($000) (Unaudited)

	Year Ended
	2005	2006
Revenues	$105,414	$111,831
Costs and operating expenses:
Cost of revenues, exclusive of depreciation and amortization	54,800	60,405
Sales and marketing	9,846	12,324
General and administrative	9,568	10,374
Depreciation and amortization	30,206	23,485
Asset impairment	2,140	2,193

Total costs and operating expenses	106,560	108,781

Operating income (loss)	(1,146)	3,050
Interest income	106	77
Interest expense	(9,356)	(14,812)
Loss from debt extinguishment	(769)	—
Other income (expense), net	166	(36)

Income (loss) from continuing operations before income taxes	(10,999)	(11,721)
Provision for income taxes	(69)	—

Loss from continuing operations	(11,068)	(11,721)
Income (loss) from discontinued operations	(206)	—

Net loss	(11,274)	(11,721)
Preferred stock accretions and dividends	(33,691)	(13,530)

Net loss, attributable to common shareholders	$(44,965)	$(25,251)

Income (loss) per share - basic and diluted:
Continuing operations, attributable to common shareholders	$(0.42)	$(0.23)
Discontinued operations	$(0.00)	$—

Net loss, attributable to common shareholders	$(0.42)	$(0.23)

Weighted average shares outstanding	107,787	107,545

Switch & Data Facilities Company, Inc.

Consolidated Balance Sheet

($000) (Unaudited)

	December 31,
	2005	2006
Assets
Current Assets
Cash and cash equivalents	$10,417	$3,671
Accounts receivable, net of allowance for bad debts of $736 and $777, respectively	6,927	7,516
Prepaids and other assets	1,070	1,219

Total current assets	18,414	12,406
Property and equipment, net	64,763	65,947
Derivative asset	101	560
Goodwill	36,023	36,023
Other intangible assets, net	38,231	29,936
Other long-term assets, net	5,690	7,184

Total assets	$163,222	$152,056

Liabilities, Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$15,345	$13,049
Current portion of unearned revenue	1,064	2,054
Current portion of deferred rent	230	368
Current portion of customer security deposits	916	790
Current portion of long-term debt	781	4,125

Total current liabilities	18,336	20,386
Derivative liability	8	—
Unearned revenue, less current portion	560	951
Deferred rent, less current portion	8,596	10,549
Customer security deposits, less current portion	282	285
Long-term debt, less current portion	144,156	140,031

Total liabilities	171,938	172,202
Series C redeemable preferred stock, $0.0001 par value, 32,609 shares authorized, issued and 12.5% cumulative preference, $38,492 and $40,456 liquidation preference at December 31, 2005 and 2006, respectively.	14,376	14,376
Series B convertible preferred stock, $0.0001 par value, 22,100 shares authorized, issued and 8% cumulative preference, $166,268 and $179,798 liquidation preference at December 31, 2005 and 2006, respectively	166,268	179,798
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.0001 par value, authorized 50,000 shares; issued and outstanding 42,569 shares and 42,295 shares as of December 31, 2005 and 2006, respectively	4	4
Series B common stock, $0.0001 par value, authorized 65,217 shares; issued and outstanding 65,217 shares as of December 31, 2005 and 2006	7	7
Special junior stock, $0.0001 par value, authorized 6,902 shares; issued and outstanding 1,191 shares as of December 31, 2005 and 2006	—	—
Series D-1 preferred stock, $0.0001 par value, authorized 325 shares; issued and outstanding 325 shares as of December 31, 2005 and 2006	—	—
Series D-2 preferred stock, $0.0001 par value, authorized 3,250 shares; issued and outstanding 156 and 212 shares as of December 31, 2005 and 2006, respectively	2	5
Unearned stock compensation	(403)	(137)
Additional paid in capital	—	—
Accumulated deficit	(189,721)	(214,971)
Accumulated other comprehensive income	751	772

Total stockholders’ deficit	(189,360)	(214,320)

Total liabilities, preferred stock and stockholders’ deficit	$163,222	$152,056

Switch & Data Facilities Company, Inc.

Consolidated Statement of Cash Flows

($000) (Unaudited)

	Year Ended
	2005	2006
Cash flows from operating activities
Net loss	$(11,274)	$(11,721)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	21,521	15,481
Amortization of debt issuance costs	1,100	848
Amortization of other intangible assets	8,686	8,004
Stock compensation expense	339	266
Realized gain on foreign currency	(68)	—
Loss on debt extinguishment	769	—
Provision for bad debts, net of recoveries	1,483	1,106
Deferred rent	1,943	1,642
Change in fair value of derivative asset and derivative liability	(131)	(468)
Asset impairment	2,140	2,193
Loss on disposal of fixed assets	99	129
Changes in operating assets and liabilities, net of acquired amounts
(Increase) decrease in accounts receivable	(1,468)	(1,695)
(Increase) decrease in prepaids and other assets	222	(150)
(Increase) decrease in other long term assets	301	35
Increase (decrease) in accounts payable, accrued expenses, and other liabilities	484	(62)
Increase (decrease) in unearned revenue	(813)	1,383

Net cash provided by operating activities	25,333	16,991

Cash flows from investing activities
Purchase of property and equipment, and other	(16,996)	(21,355)
Proceeds from sale of property and equipment	—	282
Acquisitions, net of cash acquired	(24,520)	—
Net cash used in investing activities	(41,516)	(21,073)

Cash flows from financing activities
Principal payments under long-term debt	(91,363)	(781)
Proceeds from long-term debt	167,000	—
Proceeds from issuance and sale of Series D redeemable, Series D-1 preferred stock, and Series D-2 preferred stock, net of issuance costs	—	3
Repurchase of Series D redeemable preferred stock	(43,922)	—
Payment of Series C preferred stock liquidation preference	(16,000)	—
Public offering costs	—	(1,528)
Debt issuance and amendment costs	(2,840)	(357)

Net cash provided by (used in) financing activities	12,875	(2,663)

Net increase (decrease) in cash and cash equivalents	(3,308)	(6,745)
Effect of exchange rate changes on cash	18	(1)
Cash and cash equivalents
Beginning of the period	13,707	10,417

End of the period	$10,417	$3,671

Supplemental disclosure of cash flow information
Cash paid for interest	$7,098	$15,477
Cash paid for taxes	$88	$14
Supplemental schedule of non-cash investing and financing activities
Purchase of property and equipment included in accounts payable	$3,537	$930
Liabilities assumed in connection with acquisitions	$1,456	$—
Public offering costs included in accounts payable	$—	$491

Additional Company Information

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2005		2006		2005		2006
	($000)	As % of Rev.	($000)	As % of Rev.	($000)	As % of Rev.	($000)	As % of Rev.
Revenue
Colocation	$5,528	58%	$7,381	59%	$61,406	58%	$65,420	58%
Interconnection	9,987	37%	10,473	36%	39,361	37%	41,459	37%

Recurring Total	25,515	95%	27,854	95%	100,767	95%	106,879	95%
Non-recurring	1,231	5%	1,428	5%	4,647	5%	4,952	5%

TOTAL	$6,746	100%	$9,282	100%	$05,414	100%	$11,831	100%

	As of December 31,
	2005	2006
Number of customers	785	851
Number of cross connects	16,405	17,755
Cabinet equivalents billed	5,075	5,843
Utilization Rate	66%	66%

	Three Months Ended December 31,
	2005	2006
Monthly Recurring Revenue*	$610	$847
Non-recurring Revenue **	$835	$1,461

*	Monthly recurring revenue represents new service agreements entered into by new and existing customers during the given quarter. Revenue from these agreements will recur monthly over the life of the agreement.
**	Non recurring revenue represents the one-time installation fees associated with new service agreements. These one-time fees are billed to customers upon completion of the installation service and such revenue is recognized on a straight-line basis over the life of the agreement.

Adjusted EBITDA RECONCILIATION

The following is a reconciliation of the Company’s net income (loss) for the 3 and 12 months month periods ended December 31, 2005 and December 31, 2006 to Adjusted EBITDA.

Switch and Data uses Adjusted EBITDA:

•

As measurements of operating performance because they assist management in comparing the operating performance on a consistent basis as they remove the impact of items not directly resulting from the operations;

•	For planning purposes, including the preparation of its internal annual operating budget;

•	To establish targets for certain management compensation; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.

Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures used by other companies. In addition, Adjusted EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.

The Company prepares Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that it does not consider indicative of its core operating performance. Investors are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, investors should be aware that in the future the Company may incur expenses similar to the adjustments in this presentation. Switch and Data’s presentation of Adjusted EBITDA should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

	For the Three Months Ended		For the Year Ended
	Dec 31, 2005	Dec 30, 2006	2005	2006
Operating income (loss)	$4	$2,410	$(1,146)	$3,050
Depreciation and amortization	6,022	6,106	30,206	23,485
Asset impairment	—	—	2,140	2,193
Deferred rent expense, non-cash (1)	448	266	1,943	1,642
Stock-based compensation expense (2)	74	64	339	266
Legal expenses for real estate litigation (3)	300	109	553	773
IPO costs required to be expensed	—	—	—	350
Aborted acquisition professional fees	590	—	590	—

Adjusted EBITDA	$7,438	$8,955	$34,625	$31,759

Footnotes:

(1)	Rent is accrued as a straight-line expense that incorporates future lease cost escalations. The Deferred rent line item on the Statement of Cash Flows accounts for the difference between cash paid for rent and accrued rent expense for the period.
(2)	Stock compensation expense is a non-cash expense that can be found on the Statement of Cash Flows.
(3)	Legal expenses for lawsuits brought by landlords for alleged breach of lease agreements that occurred during 2000 or 2001. These expenses are included in the General and Administrative line item of the Statement of Operations.

Investor Relations Contact: Kathleen Heaney 1-866-797-2633 ir@switchanddata.com	Media Contact: Brian Ruby (203) 682-8200 pr@switchanddata.com

Switch & Data Facilities Company, Inc.

1715 N. Westshore Blvd

Suite 650

Tampa, FL 33607

www.switchanddata.com